Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NuWay Medical, Inc. and subsidiaries (the "Company") on Form S-8 (registration statement No. 333-113443), as filed on March 10, 2004, of our report dated May 12, 2003, relating to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, appearing in the Annual Report of Form 10-KSB of the Company for the year ended December 31, 2003.

Our report dated May 12, 2003 contains an explanatory paragraph that states that the Company exited several business lines during 2002 through the sale of interests in subsidiaries and the discontinuance of operations.

Our report dated May 12, 2003 contains an additional explanatory paragraph that states the Company has limited liquid resources, recurring losses from operations and is seeking to implement its business plan with a new industry focus which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                /s/ HASKELL & WHITE LLP
                                                HASKELL & WHITE LLP

Irvine, California
November 12, 2004